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                                                                    EXHIBIT 11.1

                       SMURFIT-STONE CONTAINER CORPORATION
                        CALCULATION OF PER SHARE EARNINGS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


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                                                         Three Months Ended   Six Months Ended
                                                               June 30,           June 30,
                                                         -----------------   -------------------
                                                           1999     1998      1999        1998
                                                         -------   -------   -------    --------

Income (loss) from continuing operations
    before extraordinary item and
    cumulative effect of accounting change               $   (23)  $     2   $  (115)   $     5
Discontinued operations                                       (1)        9         3         17
Extraordinary item                                            (1)                 (1)       (13)
Cumulative effect of accounting charge                                                       (3)
                                                         -------   -------   -------    --------

Net income (loss)                                        $   (25)  $    11   $  (113)   $     6
                                                         ========  =======   ========   =======

Weighted average shares outstanding
    for basic earnings per share                             216       111       216        111

Effect of diluted securities
    Employee stock options                                               2                    2
                                                         -------   --------  -------    -------

Weighted average shares outstanding
    for diluted earnings                                     216       113       216        113
                                                         ========  ========  ========   =======

Basic per share amounts:

Income (loss) before extraordinary item                  $  (.11)  $   .02   $  (.53)   $   .05
Discontinued operations                                     (.01)      .08       .01        .15
Extraordinary item                                                                         (.12)
Cumulative effect of accounting change                                                     (.03)
                                                         -------   ------    --------   -------

Net income (loss)                                        $  (.12)  $   .10   $  (.52)   $   .05
                                                         ========= ========  ========   =======

Diluted per share amounts:

Income (loss) before extraordinary item                  $  (.11)  $   .02   $  (.53)   $   .04
Discontinued operations                                     (.01)      .08       .01        .15
Extraordinary item                                                                         (.11)
Cumulative effect of accounting change                                                     (.03)
                                                         -------   ------    -------    -------

Net income (loss)                                        $  (.12)  $   .10   $  (.52)   $   .05
                                                         ========= ========  ========   =======

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